Exhibit 99.1

Contacts:

Vringo, Inc.

Jonathan Medved

CEO

Email: jon@vringo.com

Phone: +1 646-525-4319 x 2501

Investor Relations Firm:

Crescendo Communications, LLC

John J. Quirk / David K. Waldman

Email: vrng@crescendo-ir.com

Phone: +1 212-671-1020

FOR IMMEDIATE RELEASE

Vringo Reports 2010 Second Quarter Results

August 16, 2010 – NEW YORK – Vringo, Inc., (NYSE Amex: VRNG) a provider of video ringtones and personalization solutions for mobile devices, today announced financial results for the second quarter ended June 30, 2010.

Recent Highlights:

•	Second quarter revenues of $44,000, compared to $0 in the second quarter of 2009

•	Successfully completed U.S. initial public offering raising gross proceeds of $11 million

•	Finished quarter with $9.7 million of cash on hand

•	Number of commercial subscribers increased to 66,000, a 61% increase from the previous quarter

•	Receives first U.S. patent

•	Signs partnership with T-Pain for new app

•	Announces intent to offer Vringo on Verizon V Cast App Store

Jon Medved, Chief Executive Officer, commented, “We are pleased with Vringo’s 2010 second quarter results and operational accomplishments. First, we are delighted to have successfully completed the Company’s initial public offering during the quarter and have smoothly transitioned to public ownership with a public valuation and a public currency. Operationally, we focused on validating our business model in certain test markets primarily in the developing world. We received data from test markets that we believe is favorable and will help us achieve our ultimate goal of penetrating the lucrative North American and Western European markets. We believe our financial performance for the quarter is consistent with the start-up nature of our business with our technology platform in place and our business model proving out in our initial test markets.”

Andrew Perlman, President, said, “We are pleased with the subscriber growth that we have seen in our current service and are looking forward to several important milestones planned for the third and fourth quarters that have the potential to accelerate our business momentum. We believe the strong user behavior that we have seen in current markets has validated our model and will translate well to the bigger and higher spending markets where we intend to launch in the coming months.”

Perlman continued, “We are excited about our upcoming launch of an exciting new app for Android and the iPhone with T-Pain, the popular music artist and personality. T-Pain’s first application for the iPhone was one of the most successful app launches ever, and we have great hopes for this new joint app launch. We are targeting our first ‘for pay’ release via a carrier in the U.S. in the

Verizon V Cast App Store for the fourth quarter. Both of these events are key milestones for our company.”

Revenue for the three months ended June 30, 2010, was $44,000 as compared to zero for the three months ended June 30, 2009, and compared to $30,000 for the three months ended March 31, 2010, a 47 percent sequential increase. Our operating loss for the three months ended June 30, 2010, was $1.7 million, as compared to $1.1 million for the three months ended June 30, 2009. The rise in operating loss was primarily due to an increase in general & administrative expenses related to the initial public offering, and to the recording of approximately $0.4 million of expenses related to the granting of the management options. To a lesser extent, our marketing expenses increased as we raised awareness among end-users of the Vringo service and launched our service in new markets. Net loss for the three months ended June 30, 2010, was $4.6 million, or $5.20 per share, compared to a net loss of $1.3 million, or $3.59 per share, for the three months ended June 30, 2009.

Revenue for the six months ended June 30, 2010, was $74,000, as compared to zero in the year-ago six-month period. Operating loss for the six-month period was $3.0 million compared with $2.5 million during the comparable 2009 six-month period. Net loss for the six-month period 2010 was $6.6 million, or $10.54 per share, compared with net loss of $2.9 million, or $7.78 per share, in the year-ago six-month period.

At June 30, 2010, Vringo had cash and cash equivalents of $9.7 million, working capital of $7.5 million and stockholders’ equity of $2.6 million.

Conference Call

Vringo will host a conference call today at 4:30 p.m. ET (Monday, August 16, 2010). During the call, Jon Medved, Chief Executive Officer and Andrew Perlman, President, will discuss the Company’s quarterly performance and financial results.

The telephone number for the conference call is +1-877-407-9210 (U.S. callers) or +1-201-689-8049 (international callers). A live webcast of the call will also be available on the Company’s website at http://ir.vringo.com and at www.InvestorCalendar.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

A webcast archive will be available for 90 days on the Company’s website, and a telephone replay of the call will be available beginning approximately one hour following the call through 11:59 p.m. Sunday, November 14, 2010, and can be accessed by calling +1-877-660-6853 (U.S. callers) or +1-201-612-7415 (International callers) and entering account number 286 and conference ID number 354893.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

About Vringo

Founded in 2006, Vringo is bringing about the evolution of ringtones. With its award-winning video ringtone application and Web platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s application, which is compatible with more than 200 handsets, users can create or take video, images and slideshows from virtually anywhere and make it into their personal call signature. For more information, visit http://www.vringo.com.

For more information about how video ringtones work, visit www.vringo.com/p_video_ringtones.html.

– end of text –

– financial tables follow –

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,		Cumulative from inception to June 30,
	2010	2009	2010	2009	2010
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Revenue	44	—	74	—	94

Costs and Expenses*
Cost of revenue	34	—	67	—	98
Research and development	566	467	1,106	1,038	9,490
Marketing	600	404	1,040	896	7,564
General and administrative	573	276	855	574	5,285

Total operating expenses	1,773	1,147	3,068	2,508	22,437

Operating loss	1,729	1,147	2,994	2,508	22,343

Non-operating income	(490)	(8)	(447)	(15)	(912)
Interest and amortization of debt discount expense	3,355	155	4,009	320	4,837
Non-operating expenses	—	—	15	—	113
Loss on extinguishment of debt	—	—	—	—	321

Loss before taxes on income	4,594	1,294	6,571	2,813	26,702

Income tax expense	18	21	38	40	32

Net loss for the period	4,612	1,315	6,609	2,853	26,734

Basic and diluted net loss per common share	(5.20)	(3.59)	(10.54)	(7.78)	(67.56)

Weighted average number of shares used in computing basic and dilutive net loss per common share	887,567	366,782	627,174	366,782	395,714

*	The amount recorded for the three and six months ending June 30, 2010, and 2009, and the cumulative period from inception include $73, $150, $74, $45 and $696, respectively, to related parties.

The notes in the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	June 30, 2010	December 31, 2009
	U.S.$	U.S.$
Current assets
Cash and cash equivalents	9,692	744
Prepaid expenses and other current assets	53	46
Accounts receivable	51	2
Deferred stock issuance costs	—	100
Short-term deposit (restricted)	20	2,602
Deferred tax assets – short-term	31	24

Total current assets	9,847	3,518

Long-term deposit	12	12

Property and equipment, at cost, net of $351 and $306 accumulated depreciation as of June 30, 2010, and December 31, 2009, respectively	168	179

Deferred tax assets – long-term	78	80

Total assets	10,105	3,789

Current liabilities
Accounts payable and accrued expenses*	805	876
Accrued compensation	355	304
Current maturities of venture loan	1,160	557
Bridge notes	—	1,912

Total current liabilities	2,320	3,649

Long-term liabilities
Accrued severance pay	325	334
Venture loan	2,569	3,146
Derivative liabilities on account of warrants	2,274	1,070

Total long-term liabilities	5,168	4,550

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	June 30, 2010	December 31, 2009
	U.S.$	U.S.$
Commitments and contingencies

Temporary equity

Series B convertible and redeemable preferred stock, $0.01 par value per share; 4,900,000 authorized; 765,465 shares issued and outstanding as of December 31, 2009 (liquidation preference of, and redeemable at, the greater of fair value or $15.831 per share, or $12.1 million, plus declared but unpaid dividends, if any)	—	11,968

Stockholders’ equity (deficit)

Common stock, $0.01 par value per share 28,000,000 and 14,000,000 authorized; 5,098,364 and 366,782 issued and outstanding as of June 30, 2010, and December 31, 2009, respectively	51	22

Series A convertible preferred stock, $0.01 par value per share; 2,353,887 authorized; 392,314 issued and outstanding as of December 31, 2009, (liquidation preference of $6.00 per share, or $2.35 million, plus declared but unpaid dividends, if any)	—	24

Additional paid-in capital	29,300	3,701

Deficit accumulated during development stage	(26,734)	(20,125)

Total stockholders’ equity (deficit)	2,617	(16,378)

Total liabilities and stockholders’ equity	10,105	3,789

*	The amounts recorded as of June 30, 2010, and December 31, 2009, include $38 and $46 to a related party, respectively.

The notes in the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission form an integral part of these consolidated financial statements.

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